EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made and is effective as of July 2, 2018, by and between Biostar Angel Stem Cell Corporation (“Company’) and Won Ho Chun (the “Executive”).

WHEREAS, Company desires to employ the Executive in the capacity of Chief Financial Officer, and the Executive’s background, expertise and efforts are expected to contribute to the success and financial strength of the Company;

WHEREAS, Executive desires to accept employment with the Company in the capacity of Chief Financial Officer under the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, for the five year period stated in Section 3 hereof upon the terms and conditions set forth herein.

2. Position and Responsibilities. The Executive shall serve as Chief Financial Officer of the Company and shall have such responsibilities, duties and authority as are generally associated with such position, and as may from time to time be assigned to the Executive that are consistent with such responsibilities, duties and authority generally associated with such position. During the Term of this Agreement, the Executive shall devote his full time, attention, skill and efforts during normal business hours to the business and affairs of the Company.

3. Term of Agreement. This Agreement and the period of the Executive’s employment shall commence as of July 2, 2018 and shall continue until June 30, 2023 (the “Term”). If the Company does not intend to retain the Executive as an employee after the expiration of the Term, the Company shall give the Executive not less than 90 days prior to the expiration of the Term written notice of such decision and upon expiration of the Term after such notice, the Executive’s employment shall cease without further liability of the parties to each other. The Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon the Executive’s resignation, death or Disability, or upon the Executive’s Termination for Cause or without Cause.

4. Duties.

(a) Performance. During the Term hereof, the Executive shall devote exclusively his business time, attention, skill and efforts to the faithful performance of the business of the Company to the fullest extent necessary to properly discharge his duties and responsibilities hereunder and consistent with the highest and best standards of the industry and in compliance with all applicable laws, regulations and rules as well as the Company’s articles of incorporation and bylaws, and the Executive shall report to the Company’s President and Chief Executive Officer.

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(b) The Executive is permitted to continue to serve as a director on the board of directors of US Metro Bank. The Company agrees that the Executive is permitted to spend his business time for a half of a day twice per month in service on said board during the Term of his employment with the Company.

5. Salary, Bonus and Related Matters.

(a) Salary. The Company shall pay to the Executive an initial base salary of Three Hundred Fifteen Thousand Dollars ($315,000) per annum. The Executive’s base salary shall be payable at regular intervals in accordance with the Company’s normal payroll practices now or hereafter in effect.

(b) Stock. On or before September 1, 2018, the Executive may purchase One Hundred Thousand (100,000) shares of the Company’s common stock, par value $0.0001 per share, for a purchase price of $0.10 per share, which the Company and Executive agree is the current fair market value of such stock, payable in cash at the time of such purchase.

(c) Adjustments to Salary. The Executive’s salary shall be reviewed annually by the Company during the Term, and may be adjusted based upon the Executive’s job performance and the Company’s financial condition and results of operations, and such adjustments, if any, shall be in the sole discretion of the Company; provided, however, that in no event shall the Executive’s annual base salary be less than the amount specified by subsection (a), above.

(d) Bonus Payments. The Executive shall be eligible to participate in an annual bonus compensation plan, which may be established by the Company from time to time for its executive employees. Bonus payments, if any, to the Executive under any such bonus compensation plan shall be made at the same time the Company pays bonus compensation to its employees generally, provided that the Executive has continued in employment with the Company through the applicable payment date(s). The terms and conditions of such bonus compensation plan, if any, shall be determined in the sole discretion of the Company.

(e) Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement, for all reasonable and customary out-of-pocket, business expenses actually incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Company. The Executive shall provide the Company with detailed records (sufficient to document compliance with the Company’s policies and comply with the record-keeping requirements of state and federal taxing authorities) of the nature and purpose of each expense submitted for reimbursement. If the Company determines that any expense claimed or incurred by the Executive is not a proper business expense, or if any such expense cannot properly be claimed as a deduction on the Company’s federal income tax return, the Company shall not be required to reimburse the Executive for such expense, and if the Company has already reimbursed such expense the Executive shall reimburse the Company for the full amount thereof.

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(f) Benefit Plans. During the Term, the Executive shall be entitled to participate in all employee benefit plans or arrangements of the Company maintained by the Company from time to time on the same basis as other employees of the Company, subject to the eligibility requirements and other terms and conditions of such benefit plans or arrangements, including, without limitation, applicable plans or arrangements providing medical insurance, dental insurance, vision care, life insurance, disability insurance, sick leave and retirement and disability benefits. The Company reserves the right to modify, suspend, or discontinue any and all of its benefit plans and arrangements at any time for any reason.

(g) Reserved.

(h) Paid Time Off. The Executive shall accrue paid time off at the rate of fifteen (15) days per year, ratably (on a daily basis) over each year during the Term up to a maximum cap of twenty (20) days, which paid time off shall be used for vacation, sick leave or any other absence from work on a business day other than any and all federal holidays. The Executive shall comply with Company’s standard employee policies and practices in scheduling and taking paid time off.

6. Termination.

(a) The Executive’s employment hereunder may be terminated at any time by the Executive’s resignation upon 90 days’ written notice to the Company or by the Company on 90 days’ written notice to the Executive, or by the Executive’s death or Disability. Executive shall be deemed to have a “Disability” if Executive is unable, as a result of any medically determinable physical or mental disease or impairment, to discharge with or without reasonable accommodation the essential functions of Executive’s job for a period of 180 days (whether or not consecutive) during any 12 month period. Notwithstanding anything to the contrary herein, Executive shall be deemed to have a Disability and this Agreement and Executive’s employment with the Company shall be terminated for purposes of the foregoing sentence as of the last day of the applicable period. To the extent that Executive is placed on a leave of absence, Executive’s entitlement to any compensation or benefits during the leave shall be determined by the Company’s applicable leave policy(ies) in effect.

(b) The Company shall terminate the Executive’s employment immediately upon a good faith finding of Cause by the Company’s Board of Directors.

(c) The Executive’s employment shall cease upon the expiration of the Term of this Agreement as provided in Section 3 hereof.

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(d) For purposes hereof, the term “Cause” shall mean the occurrence of any one or more of the following: (i) the Executive shall have been indicted for, or convicted of, or shall have pleaded guilty or nolo contendere to, any felony, or any crime that involves fraud or other moral turpitude; (ii) the Executive shall have failed, neglected or refused to perform in any material respect Executive’s duties and responsibilities to the Company under this Agreement (other than as a result of Disability) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Executive by the Company; (iii) the Executive shall have failed, neglected or refused to carry out the reasonable and lawful instructions of the Chief Executive Officer (other than as a result of Disability), which instructions are consistent with the Executive’s position as Chief Financial Officer and the Executive’s duties and responsibilities under this Agreement, which failure, neglect or refusal shall not have been corrected by the Executive within thirty (30) days following written notice from the Company, of such failure, neglect or refusal; (iv) the Executive shall have materially breached any provision of Section 9, Section 10 or Section 11 of this Agreement; (v) the Executive shall have committed, or participated in or authorized, any fraud, embezzlement, misappropriation of funds or other assets, material misrepresentation (including, without limitation, any material representation of the information contained in the Executive’s resume or application for employment), breach of fiduciary duty or other act of dishonesty, in either case against or otherwise involving the Company or its businesses and assets; (vi) the Executive shall have engaged in any conduct resulting in a substantial loss or harm to the Company or substantial damage or harm to the reputation of the Company, unless the conduct in question was undertaken in good faith on an informed basis, with due care and with a rational business purpose, and based upon the honest belief that such conduct was in the best interest of the Company; (vii) provided that counsel to the Company or the Board of Directors of the Company did not advise or instruct the Executive in writing that it was lawful to agree to or participate in the conduct that is the subject of any such action, the Executive shall have been found liable in any United States Securities and Exchange Commission (“SEC”) or other civil or criminal securities law action or received or entered into any cease and desist order with respect to such action (regardless of whether or not the Executive admits or denies liability); (viii) the Executive (I) obstructs or impedes, (II) endeavors to influence, obstruct or impede, or (III) fails to materially cooperate with, any investigation authorized by the Board of Directors of the Company, or (unless the Board of Directors otherwise directs) any governmental or self-regulatory entity (an “Investigation”), provided, however, that the Executive’s failure to waive the attorney-client privilege relating to communications with the Executive’s own attorney or with Company counsel in connection with an Investigation shall not constitute “Cause” hereunder; (ix) the Executive removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material that is requested in connection with an Investigation; (x) the Executive is disqualified, barred, ordered or otherwise required by any governmental or self-regulatory authority from serving as an officer or director of the Company or the Executive loses any governmental or self-regulatory license that is reasonably necessary for the Executive to perform the Executive’s duties and responsibilities to the Company under this Agreement, if the disqualification, bar or loss continues for more than thirty (30) days; or (xi) the Executive violates the Company’s (I) workplace violence policy or (II) policies on discrimination, unlawful harassment or substance abuse, provided that such violation is determined by an internal investigation of the Company.

7. Payments to the Executive Upon Termination.

(a) In the event of termination of this Agreement due to the Executive’s death or Disability, the Executive or the Executive’s spouse and/or estate shall be entitled to those employee benefit plan benefits, if any, that are provided by the Company to the Executive or his spouse and/or estate, as of the date of such death or Disability.

(b) In the event of the Company’s termination of the Executive’s employment for Cause, the Executive’s resignation or upon expiration of the Term, the Company shall have no further obligations to the Executive under this Agreement or otherwise, except as may be expressly required by law.

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(c) Upon the Company’s termination of the Executive’s employment without Cause, as severance pay and in lieu of damages for breach of this Agreement, the Company shall pay to the Executive, on the thirtieth (30th) day following such termination of employment, a lump sum equal to the base salary then in effect for twenty-four (24) months, less applicable state and federal withholdings. As a condition to the Executive receiving such payment, the Executive shall be required to execute and deliver to the Company a general release in the form provided to the Executive by the Company, which release shall have become effective, shall not have been rescinded and any rescission period shall have expired not later than thirty (30) days following the date of termination of employment.

(d) The Company shall be entitled to set off against the severance payable to the Executive under Section 7(c) of this Agreement any undisputed amounts owed to the Company by the Executive; provided, however, that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

8. Withholding Taxes. The Company is authorized to withhold any and all federal, state, local and foreign income taxes, FICA taxes, and any other applicable taxes from any and all payments that may be made hereunder as required by applicable law.

9. Confidentiality and Trade Secrets. At all times during Executive’s employment and thereafter, Executive will not disclose or use the Company’s Proprietary Information (as defined below), except as may be required in connection with his work for the Company. Executive hereby assigns to the Company any rights Executive may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask works rights, trade secret rights and all other rights throughout the world in connection therewith. The term “Proprietary Information” shall mean all knowledge, data or any other proprietary or nonpublic information, whether in oral, written or other form, of the Company. By way of illustration but not limitation, Proprietary Information includes (a) the software products, programs, applications and processes utilized by or on behalf of the Company and its affiliates (other than off-the-shelf software programs); (b) the name and/or address or other contact information of any customer, client or vendor of the Company and its affiliates or any information concerning the transactions or relations of any customer, client or vendor of the Company and its affiliates with the Company and any information regarding any of its shareholders, principals, directors, officers, partners, employees or agents, including, but not limited to, any information regarding the skill and compensation of its employees; (c) any proprietary information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost or source of raw materials, supplies or goods, capital structure, operating results, borrowing arrangements or business plans; or (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by or on behalf of the Company. Executive understands that if Executive has some question regarding whether certain information falls within the scope of Proprietary Information as defined herein, Executive must treat all such information as Proprietary Information unless and until the Company’s Board of Directors has informed Executive otherwise in writing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the term Proprietary Information shall not include any portion of the Proprietary Information that (i) was or is in the public domain or constituted general industry knowledge and practice at the same time it was communicated to Executive by the disclosing party, (ii) entered the public domain subsequent to the time it was communicated to Executive through no breach by Executive of this Agreement or any other duty of confidentiality to the Company; (iii) was in Executive’s possession, as evidenced by reasonable, contemporaneous documentary proof, free of any obligation of confidence at the time it was communicated to Executive by the disclosing party; or (iv) was rightfully communicated to Executive free of any obligation of confidence, as evidenced by reasonable, contemporaneous documentary proof, subsequent to the time it was communicated to Executive by the disclosing party.

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10. Assignment of Inventions.

(a) If, in Executive’s capacity as an employee of the Company, Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) (the “Inventions”), that (i) relates to the current business of the Company or any related or affiliated entity (or a business that the Company can demonstrate was contemplated by the Company at the time Executive created the Invention) or any of the products or services being developed, manufactured or sold by the Company or any related or affiliated entity or that is designed to be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or any related or affiliated entity or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Company or any related or affiliated entity, such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as “Works Made for Hire,” as defined in 17 U.S.C. § 101 or otherwise, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Invention, and, as may be necessary to ensure the Company’s ownership of such Inventions, Executive (i) hereby assigns any rights (including, but not limited to, any copyrights and trademarks and including, without limitation, any and all applications for patents (U.S. and foreign) and all divisionals, continuations, and continuations-in-part thereof) Executive may have or acquire in the Inventions and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation, (ii) shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company, and (iii) shall assist the Company in all matters necessary or desirable as regards the prosecution, development, or defense of any such assigned rights, without additional compensation.

(b) Executive understands and agrees that the Company is hereby advising Executive that any provision in this Agreement requiring him to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which is attached hereto as Exhibit A.

(c) Executive shall take all action and execute and deliver all agreements, assignments, and other documents, including, without limitation, all patent applications and assignments, requested by the Company to establish the Company’s rights, if any, under this Section and to vest in the Company title to all discoveries and intellectual property rights which are the property of the Company under this Section. Executive shall disclose to the Company all discoveries and intellectual property rights that are conceived by Executive during Executive’s employment with the Company which Executive believes meet the criteria set forth in California Labor Code Section 2870, whether or not the property of the Company under the terms of the preceding sentence.

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(d) Executive has attached to this Agreement as Exhibit B, a complete list of all developments, discoveries, improvements, inventions, trade secrets, or technical or journal writings or other works of authorship which Executive has made or conceived or first reduced to practice alone or jointly with others prior to Executive’s employment by the Company which are not subject to a confidentiality agreement that would bar such listing (collectively “Excluded Inventions”); and Executive covenants that such list is complete as of the date of this Agreement. If no such list is attached to this Agreement, Executive represents that Executive has made no Excluded Inventions at the time of signing this Agreement. The Company will not require Executive to assign any rights Executive may have in any of the Excluded Inventions. Furthermore, the listed Excluded Inventions will not be classified as Proprietary Information or Inventions. If, during the period in which Executive maintains his relationship with the Company, Executive makes, conceives, or reduces to practice alone or jointly with others an invention that is not a Work Made For Hire owned by the Company as described above, and that Executive is not obligated to assign to the Company as described above, Executive shall promptly notify the Company in writing and Exhibit B shall be deemed amended to include such invention as an Excluded Invention; provided, however, that under no circumstances shall Executive’s (i) notification obligations hereunder be deemed to require that Executive divulge to the Company information that Executive is contractually obligated not to so disclose and (ii) failure to so notify the Company give rise to any implication or presumption that the applicable invention is in any way subject to ownership or other rights of the Company. Executive shall not, in the course of his employment with the Company, incorporate into a product, process or machine, an Excluded Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by Executive prior to his employment with the Company, which are owned by Executive or in which Executive has an exclusive interest without first notifying the Company in writing of his intention to do so and without having negotiated and documented with the Company an arrangement that would permit the Company to use any such incorporated item in the affected product, process or machine. Executive acknowledges and agrees that the Company and its subsidiaries or affiliates are free to compete or develop information, inventions and products within the areas and type of the Excluded Inventions; provided that any such acknowledgement by Executive shall not be deemed his agreement that the Company may in any way infringe upon any rights in the Excluded Inventions owned by Executive or Executive’s co-developers (if any).

11. Non-Solicitation of Employees. During the period commencing on the date first written above and ending on the second (2nd) anniversary of the date of termination of this Agreement, the Executive shall not, except on behalf of the Company, directly or indirectly, either alone or with others, solicit or encourage others to solicit any (i) current employee of the Company or (ii) employee of the Company whose employment with the Company or its affiliates was or is terminated coincident with, or within six (6) months prior to or after, the date of termination of this Agreement, in each case for the purpose of being employed by, or otherwise providing services to, the Executive or any business, individual, partnership, firm, corporation or other entity on whose behalf the Executive is acting as an agent, representative, employee or otherwise, or for the purpose of inducing such employee to leave the employ of the Company.

12. Parachute Payment Limitation. Notwithstanding any other provision of this Agreement, if any amount payable pursuant to this Agreement, together with any other payments to which the Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”)), such payments shall be reduced to the largest amount that may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the IRC. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute shall be settled in accordance with Section 16 below.

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13. Section 409A Compliance.

(a) All payments to be made under this Agreement are intended to be exempt from or to comply with the provisions of Section 409A of the IRC, and, to the extent practicable, this Agreement shall be interpreted consistently therewith. Terms used in this Agreement shall have the meanings given such terms under Section 409A of the IRC if, and to the extent required, in order to comply with Section 409A of the IRC. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the IRC, and the Company shall not be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the IRC.

(b) Any payments to be made under this Agreement upon termination of Executive’s employment, including any payments under Section 7(c) above, shall be made upon Executive’s “separation from service” with the Company as defined for purposes of Section 409A of the IRC.

(c) For purposes of Section 409A of the IRC, each installment payment that may be provided under this Agreement shall be treated as a separate payment.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A of the IRC, if at the time of termination of the Executive’s employment any of the Company’s stock is publicly traded and the Executive is a “specified employee” as determined by the Company for purposes of Section 409A(a)(2)(B) of the IRC, the Executive agrees that any payment due to him under this Agreement in connection with termination of his employment that is considered to be “nonqualified deferred compensation” for purposes of Section 409A of the IRC and that otherwise would be payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on, the first day of the calendar month immediately following, the expiration of such six (6)-month period.

(e) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. Any such right to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14. Clawback of Payments.

(a) Forfeiture under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, then, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, the Executive shall repay to the Company, and the Company may recover, the amount of any bonus or other performance based payment received during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

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(b) Repayment as a Result of Improper Conduct. If any payment has been made to the Executive, and the Company later determines either (i) that financial results used to determine the amount of that payment must be materially restated and that the Executive engaged in fraud or intentional misconduct related thereto or (ii) that recovery or repayment of the payment is required by applicable law, the Executive shall repay to the Company, and the Company shall recover, such payment notwithstanding any contrary provision of this Agreement.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Company, to:

Biostar Angel Stem Cell Corporation
419 Hindry Ave, Suite E
Inglewood, CA 90301
Attn: Chief Executive Officer

(b)	If to the Executive, to:

Mr. Won Ho Chun
122 S. Prospect Ave
Redondo Beach, CA 90277

16. Arbitration.

(a) Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or Executive’s employment with or separation from the Company, will be settled by final and binding arbitration by a single arbitrator, to be held in Los Angeles, California, in accordance with the rules governing employment disputes of JAMS then in effect. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law, including injunctions.

(b) Notwithstanding anything to the contrary in the JAMS rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute (a “Statutory Claim”), shall split equally the fees and administrative costs charged by the arbitrator and JAMS. In disputes where Executive asserts a Statutory Claim against the Company, Executive shall be required to pay only the JAMS filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

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(c) The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration absent manifest error. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and JAMS. In disputes where Executive asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

17. Indemnification. To the extent permitted by and consistent with the Delaware General Corporation Law, the Articles of Incorporation and the Bylaws of the Company, the Company shall indemnify the Executive for expenses, judgments, fines, settlements and other amounts actually incurred by the Executive in connection with any proceeding to which the Executive is a party by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, if the proceeding arose from acts or omissions in the course and scope of the Executive’s employment, and the Company shall advance on behalf of the Executive, all costs, including attorneys’ fees, as necessary with respect to any such proceeding. In the event any applicable law shall require the issuance of an undertaking by the Executive, such shall be acceptable without bond, collateral or any other security being given by the Executive in connection therewith.

18. General Provisions.

(a) This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Company and Executive shall be binding upon them and upon all other persons, without the necessity of securing the consent of any other person, and no person shall be deemed to be a third-party beneficiary under this Agreement.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c) If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in fill force and effect.

(d) This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed solely in the State of Delaware.

(e) Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, Sections 9, 10, 11 and 17 hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first above written.

BIOSTAR ANGEL STEM CELL

By:
Keewon Ra
CEO

EXECUTIVE

Won Ho Chun

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EXHIBIT A

California Labor Code 2870 provides as follows:

(A) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development by the employer; or

(2) Result from any work performed by the employee for the employer.

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EXHIBIT B

None.

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